U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Lynch                                 Peter                S.
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   (Last)                            (First)              (Middle)

82 Devonshire Street, S8A
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                                    (Street)

Boston                                MA                    02109
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

October 10, 2002
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

WorldQuest Networks, Inc. ("WQNI")
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

===============================================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================================================

                             2. Amount of                                       4. Nature of
                                Securities               3. Ownership Form:        Indirect
1. Title of                     Beneficially                Direct (D) or          Beneficial
   Security                     Owned                       Indirect (I)           Ownership
   (Instr. 4)                   (Instr. 4)                  (Instr. 5)             (Instr. 4)
--------------------------------------------------------------------------------------------------------------
Common Stock                    210,000                      D
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Common Stock                     10,000                      I                   By wife
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Common Stock                     30,000                      I                   In trust for daughter
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Common Stock                     30,000                      I                   In trust for daughter
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Common Stock                     27,700                      I                   In trust for daughter
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Common Stock                     15,000                      I                   In charitable lead trust
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Common Stock                     17,000                      I                   In charitable lead trust
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Common Stock                    100,000                      I                   In charitable remainder trust
==============================================================================================================

                                 Table II -- Derivative Securities Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

=================================================================================================================

                                         3. Title and Amount
                                            of Securities                             5. Owner-
                                            Underlying                                   ship
                 2. Date Exercisable        Derivative Security                          Form of
                    and Expiration          (Instr. 4)                                   Derivative
                    Date                 ----------------------      4. Conver-          Security:
                    (Month/Day/Year)                     Amount         sion or          Direct      6. Nature of
1. Title of      -------------------                     or             Exercise         (D) or         Indirect
   Derivative    Date       Expira-                      Number         Price of         Indirect       Beneficial
   Security      Exer-      tion                         of             Derivative       (I)            Ownership
   (Instr. 4)    cisable    Date         Title           Shares         Security         (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:





/s/ Peter S. Lynch                                       October 15, 2002
      **Signature of Reporting Person                         Date

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.